Exhibit 14.2

AMERICAN PICTURE HOUSE CORPORATION

CODE OF ETHICS

FOR THE CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

American Picture House Corporation (together with its subsidiaries, the “Company”) has developed and adopted this Code of Ethics (this “Code of Ethics”) applicable to its Chief Executive Officer and senior financial officers to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable laws, rules and regulations.

As used herein, “senior financial officers” means the Company’s principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Company’s Chief Executive Officer and senior financial officers are also subject to the following specific polices (Code of Ethics referred to in Item 406 of Regulation S-K promulgated by the United States Securities and Exchange Commission (the “SEC”):

1.	The Chief Executive Officer and each senior financial officer shall, at all times, conduct himself or herself in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.	The Chief Executive Officer and each senior financial officer are responsible for full, fair, accurate, timely and understandable disclosure in: (a) the reports and documents that the Company files with, or submits to, the SEC, and; (b) the Company’s other communications with the public, including both written and oral disclosures, statements and presentations. It shall be the responsibility of the Chief Executive Officer and each senior financial officer to promptly bring to the attention of the Company’s Board of Directors (the “Board”) or Audit Committee of the Board (the “Audit Committee”) any material information of which he or she may become aware that may render the disclosures made by the Company in its public filings or other public communications materially misleading, and to assist the Company’s Board and Audit Committee in fulfilling their responsibilities.

3.	The Chief Executive Officer and all senior financial officers shall not, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent, public or certified public accountant engaged in the performance of any audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew (or was unreasonable in not knowing) that such action, if successful, could result in rendering such financial statements materially misleading. For purposes of this Code of Ethics, actions that “if successful, could result in rendering such financial statements materially misleading” include, but are not limited to, actions taken at any time with respect to the professional engagement period to coerce, manipulate, mislead or fraudulently influence, an auditor:

●	To issue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards or other applicable standards);

●	Not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;

●	Not to withdraw an issued report; or

●	Not to communicate matters to the Company’s Audit Committee.

4.	The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Company’s Audit Committee any information he or she may have concerning:

●	Significant deficiencies or control weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or

●	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

5.	The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Company’s General Counsel or the Chief Executive Officer or, where he or she deems it appropriate, directly to the Company’s Board or Audit Committee, any information he or she may have concerning any violations of this Code of Ethics.

6.	The Company intends to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code of Ethics are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.

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